QEP RESOURCES, INC.
2010 LONG-TERM STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) is made effective as of [__________] (the “Effective Date”), between QEP Resources, Inc., a Delaware corporation (the “Company”), and __________________________ (“Optionee”).

1.    Grant of Option. Subject to the terms of this Agreement and the Company’s 2010 Long-Term Stock Incentive Plan, as may be amended from time to time (the “Plan”), the Company grants Optionee an option (“Option”) to purchase _____________ shares of the Company’s common stock, $.01 par value (“Common Stock”), at a price of [$_____] per share. The grant is made and the Option is effective as of the Effective Date. The Option is a Nonqualified Stock Option.

2.    Vesting; Exercisability. Unless sooner vested in accordance with this Agreement, the Option shall vest in installments on an annual basis in March or September (depending on grant date) beginning no sooner than eight months after grant date and no later than fourteen months after grant date, subject to Optionee’s continued Service as an Employee from the Effective Date through such vesting dates (each, a “Vesting Date”).

If the Vesting Date falls on a day when the New York Stock Exchange (NYSE) is closed, the Vesting Date will occur on the next day that the NYSE is open. In the event that the Vesting Date falls on a day when trading in the Common Stock has been suspended, the Vesting Date will occur on the next full day after trading resumes.

Once vested, the Option shall be exercisable in whole or in part, as elected by Optionee from time to time, until the Option expires in accordance with Sections 4 or 5 below. Installments not exercised after the applicable Vesting Date shall be cumulative, so that once an installment becomes vested, it shall continue to be vested.

3.    Exercise of Option.

(a)    Procedure for Exercise. If electing to exercise this Option as to all or a part of the shares covered by this Option, Optionee shall give written notice to the Company of such election and of the number of shares he or she has elected to purchase, in such form as the Company’s Compensation Committee (the “Committee”) shall have prescribed or approved, and shall, at the time of exercise, tender the full purchase price of the shares Optionee has elected to purchase and make arrangements satisfactory to the Committee with respect to any withholding taxes required to be paid in connection with the exercise of the Option. Optionee may pay the purchase price using any of the following methods, or a combination thereof:

(i)     in cash,

(ii)     by certified check, cashier’s check, or wire transfer, or

(iii)     with the approval of the Committee at or prior to exercise, by tendering to the Company shares of Common Stock owned by Optionee for more than six (6) months (or such other period as the Committee determines is necessary to avoid adverse financial accounting treatment) having a Fair Market Value on the date of exercise equal to the value of the shares purchased under this Agreement.

(b)    Issuance of Shares. Upon exercise of the Option, the Company shall transfer the purchased shares to Optionee electronically.

4.    Expiration of Option; Termination of Employment. The Option shall expire at 11:59 P.M. on [____________] (the “Expiration Date”), or, if earlier, upon a qualifying Change in Control of the Company pursuant to Section 5 or as otherwise set forth in this Section 4. Whether an authorized leave of absence for military or governmental service shall constitute a termination of employment for purposes of this Agreement shall be determined by the Committee in accordance with applicable law.

(a)    Termination of Employment (Other Than Due to Disability, Death or Following a Change in Control). If Optionee’s employment with the Employer is terminated for any reason not described in Section 4(b), (c), or (d) below, then the Option shall expire 90 days from the date of termination, subject to Section 4(e).

(b)    Termination as a Result of Disability or Death. In the event Optionee’s employment is terminated because of his or her death or Disability, (i) any unvested Option shall vest and (ii) the Option shall expire twelve (12) months following the date of termination, subject to Section 4(e). Until the Option expires, any unexercised portion of the vested Option may be exercised by (i) Optionee or his or her legal guardian, in the event of Disability; or (ii) Optionee’s designated beneficiary(ies) pursuant to Section 10, in the event of his or her death. For purposes of this Agreement, “Disability” shall be defined by QEP’s long-term disability insurance carrier.

(c)    Termination Following a Change in Control. If, upon a Change in Control of the Company or within three (3) years thereafter, Optionee’s employment is terminated (i) by the Optionee’s Employer for any reason other than Cause or (ii) by the Optionee for Good Reason within 60 days following the expiration of the cure period afforded to the Company to rectify the condition giving rise to Good Reason, the Option, if still unvested and outstanding following the application of Section 5, below, shall vest in full. In such event, the Option shall expire twelve (12) months following the date of termination, subject to Section 4(e). For purposes of this Section 4(c):

(i)    “Cause” means Optionee’s:  (i) willful and continued failure to perform substantially Optionee’s duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), following written demand for substantial performance delivered to Optionee by the Board or the Chief Executive Officer of the Company; or (ii) willful engagement in conduct that is materially injurious to the Employer. For purposes of this definition, no act or failure to act on the part of Optionee shall be considered “willful” unless it is done, or omitted to be done, by Optionee without reasonable belief that Optionee’s action or omission was in the best interests of Optionee’s Employer. The Company, acting through the Board, must notify Optionee in writing that Optionee’s employment is being terminated for “Cause”. The notice shall include a list of the factual findings used to sustain the judgment that Optionee’s employment is being terminated for “Cause”.

(ii)    “Good Reason” means any of the following events or conditions that occur without Optionee’s written consent, and that remain in effect after notice has been provided by Optionee to the Company of such event or condition and the expiration of a 30 day cure period:  (i) a material diminution in Optionee’s gross annual base salary (as in effect immediately prior to the Change in Control of the Company), target incentive opportunity under any Annual Cash Incentive Plan or long-term incentive award opportunity under any Long-Term Incentive Plan or Stock Incentive Plan; (ii) a material diminution in Optionee’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Optionee is required to report, including a requirement that Optionee report to a corporate officer or employee instead of reporting directly to the Board; (iv) a material diminution in the budget over which Optionee retains authority; (v) a material change in the geographic location at which Optionee performs services; or (vi) any other action or inaction that constitutes a material breach by the Employer of Optionee’s employment agreement (if any). Optionee’s notification to the Company must be in writing and must occur within a reasonable period of time, not to exceed 90 days, following the initial existence of the relevant event or condition. For purposes of this definition:

(1) “Annual Cash Incentive Plan” means any annual incentive plan, program or arrangement offered by the Employer pursuant to which Optionee is eligible to receive a cash award, subject in whole or in part to the achievement of performance goals over a period of no more than one year, including without limitation the QEP Resources, Inc. Cash Incentive Plan.

(2) “Long-Term Incentive Plan” means any long-term incentive plan, program or arrangement offered by the Employer pursuant to which Optionee is eligible to receive an award, subject in whole or in part to the achievement of performance goals over a period of more than one year, including without limitation the

QEP Resources, Inc. Cash Incentive Plan.

(3) “Stock Incentive Plan” means any incentive plan offered by the Company pursuant to which upon or following vesting or exercise, as applicable, Optionee is entitled to receive shares of the Company’s Common Stock, including without limitation the Plan.

(d)    Death Following Termination of Employment. Notwithstanding the provisions of Sections 4(a), (b) or (c) above, in the event Optionee dies after terminating employment but prior to the expiration of the applicable post-termination exercise period described in this Section above, then Optionee’s beneficiary(ies) designated pursuant to Section 10 below shall be entitled to exercise the Option for one (1) year following the date of death, subject to Section 4(e). In such case, the Option may be exercised only to the extent it is then vested.

(e)    No Extension Beyond Expiration Date. Neither Optionee nor any person claiming under or through Optionee shall be permitted to exercise any portion of the Option after the Expiration Date.

5.    Change in Control of the Company; Accelerated Expiration; Assumption or Substitution. This Option shall terminate and cease to be outstanding, if, pursuant to a Change in Control of the Company, there is a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, unless the successor corporation in the transaction assumes and continues this Option or substitutes a new option for this Option on terms comparable to this Option. In the event the Option terminates (or would terminate) pursuant to this Section 5, then prior to the occurrence of the dissolution, liquidation, merger or consolidation, the Option shall become fully vested and the Optionee shall be afforded an opportunity to exercise the Option.

6.    Adjustments to Option. The number of shares of Common Stock covered by the Option and the price to be paid therefor shall be subject to adjustment as follows:

(a)    Merger, Stock Split, Stock Dividend, Etc. In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share of Common Stock subject to this Option the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock of the Company shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be. The Option shall also be appropriately amended as to price and other terms as may be necessary to reflect the foregoing events.

(b)    Other Distributions and Changes in the Stock. If there shall be any other change in the number or kind of the outstanding shares of the Common Stock of the Company or of any stock or other securities into which such stock shall have been changed or for which it shall have been exchanged, and if the Committee, in its sole discretion, shall determine that such change equitably requires an adjustment in this Option, then such adjustment shall be made in accordance with such determination.

(c)    General Adjustment Rules. All adjustments relating to stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Fractional shares resulting from any adjustment in this Option pursuant to this Section 6 may be settled as the Committee shall determine. Notice of any adjustment shall be given to Optionee.

(d)    Reservation of Rights. The grant of the Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

7.    Tax Withholding Obligations.

(a)    The Company’s obligation to issue Common Stock pursuant to the exercise of this Option shall be subject to the requirement that Optionee make appropriate arrangements with the Company to provide for payment of all applicable tax withholdings, if any. Optionee may elect to satisfy such withholding liability by:

(i)    Payment to the Company in cash;

(ii)    Deduction from Optionee’s regular pay;

(iii)    Withholding of shares of Common Stock otherwise issuable to Optionee, with such shares having an aggregate Fair Market Value equal to the minimum amount required to be withheld or such lesser amount as may be elected by Optionee, provided that such withholding of shares does not result in an accounting charge to the Company; or

(iv)    Transfer of a number of shares of Common Stock that were either acquired from the Company or by Optionee more than six (6) months prior to the transfer to the Company (or such longer period as may be requested by the Committee to avoid an accounting charge to the Company), with such shares having an aggregate Fair Market Value equal to the amount required to be withheld or such lesser or greater amount as may be elected by Optionee, up to Optionee’s marginal tax payment obligations associated with the Option exercise.

    (b)    All elections under this Section 7 shall be subject to the approval or disapproval of the Committee. The value of shares withheld or transferred shall be based on the Fair Market Value of the stock on the date that the amount of tax to be withheld is to be determined (the “Tax Date”).

(c)    All elections under this Section 7 shall be subject to the following restrictions:

(i)    All elections must be made prior to the Tax Date;

(ii)    All elections shall be irrevocable; and

(iii)    If Optionee is an officer or director of the Company within the meaning of Section 16 of the 1934 Act (“Section 16”), Optionee must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of stock to satisfy such tax withholding obligation.

8.    Special Limitation. If so provided under the terms of the QEP Resources, Inc. Employee Investment Plan, as may be amended from time to time (the “Investment Plan”), Optionee will be prohibited from exercising the Option granted by this Agreement, in whole or in part, at any time that he or she is suspended from making 401(k) contributions to the Investment Plan as a result of receiving a hardship withdrawal from such plan.

9.    Transferability.

(a)    In General: No Lifetime Transfers. Except as provided in Section 9(b), below, the Option may not be transferred except by will or pursuant to the laws of descent and distribution, and it shall be exercisable during Optionee’s life only by him or her, or in the event of Disability or incapacity, by his or her guardian or legal representative, and after his or her death, only by those entitled to do so under his or her will or the applicable laws of descent and distribution. Except as specifically provided herein, any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or any right or privilege granted hereunder, or any levy, attachment, or similar process upon the rights and privileges herein conferred, shall be null and void.

(b)    InterVivos Transfer to a Family Member. Optionee may transfer the Option, once it is vested and only to the extent such Option is classified as a Nonqualified Stock Option, to a Family Member or to a trust of which Family Members are the only beneficiaries (an “Inter-Vivos Transferee”). No transfer shall be effective unless Optionee notifies the Company of the transfer in writing and furnishes a copy of the documents that effect the transfer to the Company. The Inter-Vivos Transferee shall be subject to all of the terms of this Agreement, including, but not limited to, the vesting schedule, termination provisions, and the manner in which the Option may be exercised. The Committee may require that Optionee and the Inter-Vivos Transferee enter into an appropriate agreement with the Company providing for, among other things, the satisfaction of required tax withholding with respect to the exercise of the transferred Option and such other terms and conditions as may be specified by the Committee. Except to the extent provided otherwise in such agreement, the Inter-Vivos Transferee shall have all of the rights and obligations of Optionee under this Agreement and the Plan; provided, however, that the Inter-Vivos Transferee shall not have any Common Stock withheld to pay withholding taxes unless the agreement referred to in the preceding sentence specifically provides otherwise.

10.    Beneficiaries. Optionee may, from time to time, designate one or more beneficiaries who shall have the right to exercise any vested portion of the Option upon Optionee’s death pursuant to the terms of this Agreement. Optionee’s beneficiary designation shall be made in writing and shall be delivered to the Company. If Optionee has not designated a beneficiary(ies), or such designated beneficiary(ies) are not living at the time of Optionee’s death, then the right to exercise any vested portion upon Optionee’s death shall belong to Optionee’s beneficiary designated under the Investment Plan, if any, or, if none, Optionee’s beneficiary under the Company’s basic life insurance plan, if any, or, if none, Optionee’s estate. Company shall not be liable for any payment made pursuant to any written designation or for payment made to another individual prior to receiving a written designation or amended designation.

11.    No Rights as Stockholder Prior to Exercise. Optionee or his or her transferee shall have no rights as a stockholder with respect to any shares covered by this Option until the date the shares are transferred electronically or the stock certificate is issued evidencing ownership of the shares. Except as otherwise provided in this Agreement, no adjustments shall be made for dividends (ordinary or extraordinary), whether in cash, securities or other property, or distributions or other rights, for which the record date is prior to the date the shares are transferred electronically or the stock certificate is issued.

12.    Authority of Committee. Under the Plan, the Committee is vested with full authority to make such rules and regulations as it deems necessary or desirable to administer the Plan and to interpret the provisions of the Plan. Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon Optionee and any person claiming under or through Optionee.

13.    No Right to Continued Employment. Nothing contained in this Agreement shall confer upon Optionee any right to remain in the employ of an Employer nor limit in any way the right of an Employer to terminate his or her employment at any time, with or without Cause (as defined above).

14.    Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and Optionee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

15.    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by hand delivery or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to Optionee, to his or her address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

16.     Relationship to Plan. This Agreement shall not alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall prevail. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

17.    Amendment. Except as provided herein or in the Plan, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and Optionee, or as approved by the Committee.

Notwithstanding any provision in this Agreement to the contrary, including Section 16, an amendment to the Plan that would materially and adversely affect Optionee’s rights with respect to the Option granted hereunder will not be effective with respect to the Option.

18.    Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
19.    Compliance with Securities Laws. This Agreement shall be subject to the requirement that if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares of Stock subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of such shares thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or obtain such listing, registration or qualification.

20.    Governing Law. This Agreement shall be construed in accordance with the laws of the state of Delaware, without regard to the choice of law principles thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on this _____.

OPTIONEE    QEP RESOURCES, INC.

____________________________     by     Richard Doleshek, EVP and CFO